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                           ASSET PURCHASE AGREEMENT

                                    among

                       KAYE INSURANCE ASSOCIATES, INC.
                                 as the Buyer

                                     and

         SEAMAN, ROSS & WIENER, INC., AMSCO COVERAGE CORP. and D.S.I.
                               ASSOCIATES, INC.

                                as the Sellers

                                     and

                     Douglas Schenendorf and Alex Seaman
                              as Shareholders of
                                 the Sellers



                         Dated as of January 1, 1999





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


                          TABLE OF CONTENTS (Cont'd.)

                              TABLE OF CONTENTS

                                                                           PAGE

1.    Sale and Purchase of Assets............................................1
            1.1   Sale and Purchase..........................................1
            1.2   Excluded Assets............................................3
            1.3   Consents...................................................4

2.    Non-Assumption of Any Liabilities......................................4
            2.1   Non-Assumption.............................................4

3.    Purchase Price, Payment, Etc...........................................6
            3.1   Purchase Price.............................................6
            3.2   Payment of Purchase Price and
                    Payment of Interest Installments.........................6
            3.3   Effect of Termination of Employment........................8
            3.4   Transfer Taxes.............................................8
            3.5   Allocation of Purchase Price...............................9

4.    Time and Place of Closing; Effective Date..............................9

5.    Representations and Warranties of the Sellers and the Shareholders.....9
            5.1   Organization..............................................10
            5.2   Capitalization............................................10
            5.3   Authorization; Validity of Agreement......................10
            5.4   No Violations; Consents and Approvals.....................11
            5.5   Financial Statements......................................11
            5.6   No Material Adverse Change................................12
            5.7   No Undisclosed Liabilities................................12
            5.8   Litigation; Compliance with Law; Licenses and Permits.....12
            5.9   [Intentionally Omitted.]..................................13
            5.10  Real Property. ...........................................13
            5.11  Accounts, Intellectual Property; Computer Software........14
            5.12  Title to Acquired Assets.  ...............................15
            5.13  Material Contracts........................................15
            5.14  Taxes.....................................................16
            5.15  Affiliated Party Transactions.............................18
            5.16  [Intentionally Omitted.]..................................18
            5.17  [Intentionally Omitted.]..................................18
            5.18  Receivables...............................................18
            5.19  Assets Utilized in the Business...........................18
            5.20  Insurance.................................................18
            5.21  [Intentionally Omitted.]..................................19
            5.22  Commissions...............................................19

                          TABLE OF CONTENTS (Cont'd.)

                                                                           PAGE


            5.23  [Intentionally Omitted.]..................................19
            5.24  [Intentionally Omitted.]..................................19
            5.25  Directors, Officers and Certain Employees.................19
            5.26  Year 2000.................................................19
            5.27  No Misstatements or Omissions.............................20
            5.28  Investment Undertaking....................................20
            5.29  Absence of Sensitive Payments.............................20
            5.30  [Intentionally Omitted.]..................................20

6.    Representations and Warranties of the Buyer...........................20
            6.1   Organization..............................................21
            6.2   Authorization; Validity of Agreement......................21
            6.3   No Violations; Consents and Approvals.....................21
            6.4   Shares of Capital Stock...................................22

7.    Other Agreements of the Parties.......................................22
            7.1   Tax Returns; Taxes........................................22
            7.2   Tax Indemnity.............................................23
            7.3   Public Statements.........................................23
            7.4   Other Actions.............................................23
            7.5   Cooperation on Taxes......................................23
            7.6   Employees.................................................23
            7.7   Consents; Releases........................................25
            7.8   [Intentionally Omitted.]..................................25
            7.9   Exclusivity...............................................25
            7.10  Prior Acts Insurance......................................25
            7.11  Equipment, Intellectual Property and Other Assets.  ......25
            7.12  Non-Solicitation.  .......................................26
            7.13  Post Closing Adjustment...................................27
            7.14  Refund of Security Deposit................................27

8.    Conditions Precedent to the Closing...................................27
            8.1   Conditions Precedent to the Buyer's Obligations to Close..27
            8.2   Conditions Precedent to the Sellers' Obligations to Close.29

9.    [Intentionally Omitted]...............................................31

10.   Survival of Representations and Warranties, Rights and
        Obligations Subsequent to Closing...................................31

                          TABLE OF CONTENTS (Cont'd.)

                                                                           PAGE

            10.1  Survival of Representations and Warranties
                  of the Sellers and the Shareholders.......................31
            10.2  Survival of Representations and Warranties of the Buyer...32
            10.3  Collection of Assets......................................32
            10.4  Payment of Debts..........................................32
            10.5  Collection of Accounts Receivable.........................32
            10.6  Letters to Customers......................................33

11.   Indemnification.......................................................33
            11.1  Indemnification by the Sellers and the Shareholders.......33
            11.2  Indemnification by the Buyer..............................34
            11.3  Indemnification Procedures................................34

12.   Miscellaneous.........................................................36
            12.1  Transaction Fees and Expenses.............................36
            12.2  Notices...................................................36
            12.3  Amendment.................................................37
            12.4  Waiver....................................................37
            12.5  Governing Law.............................................37
            12.6  Jurisdiction..............................................37
            12.7  Remedies..................................................38
            12.8  Severability..............................................38
            12.9  Further Assurances........................................38
            12.10 Assignment................................................38
            12.11 Binding Effect............................................38
            12.12 No Third Party Beneficiaries..............................38
            12.13 Entire Agreement..........................................38
            12.14 Presumptions..............................................39
            12.15 Headings..................................................39
            12.16 Counterparts..............................................39

SIGNATURES..................................................................43

                                   Schedules
                                   ---------

Schedule 1.2(d)         Office Furniture
Schedule 2.1            Assumed Liabilities
Schedule 3.1            Purchase Price Percentages
Schedule 3.5            Allocation
Schedule 5.1(a)         Foreign Qualification
Schedule 5.1(b)         Foreign Qualification for Insurance Brokerage
Schedule 5.2            Capitalization
Schedule 5.4(b)         Governmental Consents and Approvals
Schedule 5.4(c)         Non-Governmental Consents and Approvals
Schedule 5.5            Financial Statements
Schedule 5.6            Material Adverse Changes
Schedule 5.7(b)         Undisclosed Liabilities
Schedule 5.8(a)         Litigation
Schedule 5.8(c)         Licenses and Permits
Schedule 5.10(b)        Leases
Schedule 5.11(a)        Accounts
Schedule 5.11(b)        Intellectual Property; Rights of Ownership
Schedule 5.12(a)        Liens
Schedule 5.12(b)        Fixed Assets Ledger
Schedule 5.13(a)        Material Contracts
Schedule 5.13(b)        Defaults or Events of Default
Schedule 5.13(c)        Contracts of More than $10,000 Per Year
Schedule 5.14(a)        Subchapter S elections
Schedule 5.14(b)        Taxes
Schedule 5.18           Assets Utilized in the Business
Schedule 5.20           Insurance Policies
Schedule 5.22           Commissions
Schedule 5.25           Directors, Officers, Certain Employees
Schedule 7.6(a)         Employees

                                   Exhibits
                                   --------


Exhibit 8.1(h)          Form of Bill of Sale
Exhibit 8.1(i)(A)       Form of AS Employment Agreement
Exhibit 8.1(i)(B)       Form of DS Employment Agreement
Exhibit 8.1(i)(C)       Form of Employment Agreements of MaryJeanne Egleston and
                        Christopher Brady
Exhibit  8.1(j)         Form of Letter to the  Customers of each of the
                          Sellers  Exhibit
8.1(k)                  Form of Lease Assignment

                            ASSET PURCHASE AGREEMENT

                           Dated as of January 1, 1999

     The parties to this Asset Purchase Agreement (this "Agreement") are Kaye Insurance Associates, Inc., a Delaware corporation, (the "Buyer"), Seaman, Ross & Wiener, Inc., a New York corporation ("SRW"), AMSCO Coverage Corp., a New York corporation ("AMSCO"), D.S.I. Associates, Inc., a New York corporation ("D.S.I.") (SRW, AMSCO and D.S.I. are referred to herein collectively as the "Sellers"), Douglas Schenendorf ("DS") and Alex Seaman ("AS") (DS and AS are referred to herein collectively as the "Shareholders").

                                    RECITALS

     A. The Sellers are in the business of insurance brokerage, insurance claims adjusting and processing and related services (collectively, the "Business").

     B. The Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the Sellers' assets and properties relating to the Business in consideration for the payment of cash and common stock on the terms and subject to the conditions set forth herein.

                                    AGREEMENT

     It is agreed as follows:


1.   Sale and Purchase of Assets.

     1.1 Sale and Purchase. Upon the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in Section 4), each of the Sellers shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and accept from each of the Sellers, all of the assets and rights of every nature, kind and description, tangible and intangible, wherever located, that are owned, used or held for use by each of the Sellers in or for the Business, as the same shall exist on the Closing Date (as defined in Section
4) (collectively, the "Acquired Assets"), free and clear of any and all liens, charges, claims, pledges, security interests or other encumbrances ("Liens") including, without limitation, the following:

          (a) vehicles, computers and other data processing hardware (and all software related thereto or used therewith) and other tangible personal property of similar nature, including but not limited to all items set forth on Schedule 5.12(b) (collectively, the "Machinery and Equipment") and office furniture, office equipment, fixtures and other tangible personal property of similar nature (collectively, the "Furniture and Fixtures");

          (b) interests to the extent owned by any of the Sellers in any patent, copyright, trademark, trade name, brand name, service mark, service name, assumed name, logo, symbol, trade dress, design or representation or expression of any thereof, or registration or application for registration thereof, or any other invention, trade secret, market study, process required for or incident to the Business, business opportunity, technical information, know-how, processes, proprietary right or intellectual property, technologies, methods, designs, drawings, software (including documentation and source code listings), processes and other confidential or proprietary properties or information (collectively, the "Intellectual Property");

          (c) real property interests described in Schedule 5.10(b) to this Agreement together with all buildings, facilities and other improvements thereon and all licenses, leases, security deposits, rights, privileges and appurtenances thereto including, without limitation, all leases, agreements and other rights to use, occupy or possess, or otherwise with respect to, real property or machinery, equipment, vehicles, and other tangible personal property of similar nature to which the Sellers are a party, and all rights arising under or pursuant to such leases, agreements and rights;

          (d) all accounts and customer and client lists which are held, owned or standing in the name of any of the Sellers or either of the Shareholders or any director, officer, employee, agent, or any entity in which DS and/or AS is a significant owner (holds more than 5% of the outstanding capital) or any entity through which DS and/or AS engage in the Business, irrespective of the legal title to any such property (the "Accounts");

          (e) all expirations, renewal rights, claims and commissions which are held, owned or standing in the name of any of the Sellers or either of the Shareholders or any director, officer, employee, agent, or any entity in which DS and/or AS is a significant owner (holds more than 5% of the outstanding capital) or any entity through which DS and/or AS engage in the Business, irrespective of the legal title to any such property.

          (f) subject to Section 1.3, any contracts, agreements, options, commitments, understandings, covenants, licenses, leases, and other instruments (collectively, the "Contracts") pertaining to the Business (including the Material Contracts as listed on Schedule 5.13); and in the case of any of the foregoing, which are held, owned or standing in the name of any of the Sellers or either of the Shareholders or any director, officer, employee, agent, or any entity in which DS and/or AS is a significant owner (holds more than 5% of the outstanding capital) or any entity through which DS and/or AS engage in the Business, irrespective of the legal title to any such property;

          (g) the sole right to collect from customers on or after the Effective Date and to retain all insurance commissions (including gross retained commissions realized from premiums collected), and all service fees due to any of the Sellers for any services rendered in connection with the operation of the Business on or after the Effective Date (as defined in Section 4), and all other commissions, fees or other compensation paid or payable to any of the Sellers earned on or after the Effective Date;

          (h) the sole right to collect from insurance companies and retain (A) those commissions overrides and persistency bonuses and other referral fees (including public adjuster fees) selected and assigned by the Sellers to the Buyer which have been received by or on behalf of any of the Sellers or the Buyer on or after the Effective Date from insurance underwriters in connection with contracts or other arrangements earned in 1998 and paid on or after the Effective Date to the Sellers, which commissions, overrides, bonuses and other fees shall be selected and assigned by the Sellers to the Buyer, and (B) all return premiums or other payments (return or otherwise) due to any of the Sellers from insurance companies on or after the Effective Date (but not on transactions occurring or items billed prior to the Effective Date);

          (i) other books, records, files, contracts, plans, notebooks, brochures and handbooks, production and sales data catalogs, and other data of any of the Sellers relating to the Business, whether or not in tangible form or in the form of intangible computer storage media such as optical disks, magnetic disks, tapes and all similar storage media;

          (j) the names "Seaman, Ross & Wiener, Inc.", "AMSCO Coverage Corp.", and "D.S.I. Associates, Inc." and all variations thereof and all similar names and the goodwill associated therewith, together with all trademarks, service marks and trade names of any of the Sellers related to the Business, if any;

          (k) rights related to any portion of the Business or the Acquired Assets, including third party warranties and guarantees and other similar contractual rights, as to third parties held by or in favor of any of the Sellers or the Shareholders, and arising out of, resulting from or relating to the Business or the Acquired Assets;

          (l) rights to insurance and condemnation proceeds relating to any damage, destruction, taking or other similar impairment of any of the Acquired Assets; and

          (m) all goodwill associated with any of the foregoing.

     1.2 Excluded Assets. The only assets of the Sellers that the Buyer is not acquiring hereby (the "Excluded Assets") are:

          (a) the consideration to be delivered to the Sellers pursuant to this Agreement for the Acquired Assets to be sold to the Buyer hereunder and the rights of any of the Sellers hereunder;

          (b) the certificate of incorporation, corporate seals, minute books, stock books, Tax Returns (as defined in Section 5.14(d)) and supporting data prepared expressly in connection therewith, and other records prepared directly in connection with the corporate organization and capitalization of each of the Sellers and/or its operation as a corporation under applicable Laws (as defined in Section 5.8(b)); and

          (c) cash, cash equivalents and prepaid expenses;

          (d) the office furniture and artwork described in Schedule 1.2(d) hereof;

          (e) shares of the capital stock of each of the Sellers; and

          (f) the sole right to collect from customers on or after the Effective Date and to retain all of the Sellers' accounts receivable that existed as of December 31, 1998.

     1.3 Consents. To the extent that the assignment of any Contract shall require the Consent (as defined in Section 5.4(b)) of the other parties thereto or of any third parties, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or of other obligations or commitments of any of the Sellers. Each of the Sellers shall take any and all action necessary to obtain all such Consents prior to the Closing Date. If any such Consent is not obtained, and the Buyer waives the obtaining of such Consent as a condition precedent hereunder, then each of the Sellers shall continue such efforts after the Closing Date and until such Consent is obtained and shall cooperate with the Buyer in any arrangement requested by the Buyer intended to provide for the Buyer all of each of the benefits of the Sellers under such Contract.

2.   Non-Assumption of Any Liabilities.

     2.1 Non-Assumption. Upon the sale and purchase of the Acquired Assets, the Buyer shall not assume nor agree to pay or discharge when due any debt, obligation, responsibility, claim or liability of any of the Sellers, whether known or unknown, contingent or absolute or otherwise except those set forth in
Schedule 2.1 hereof. The Buyer shall not be assuming, and the Sellers shall remain responsible for and shall promptly pay, perform and discharge, all of their respective liabilities and obligations such that the Buyer will incur no liability in connection therewith, and each of the Sellers and the Shareholders shall indemnify the Buyer with respect to and shall hold the Buyer harmless from and against all such liabilities and obligations, including but not limited to the following:

          (a) any obligation or liability of any of the Sellers arising from a breach of a representation or warranty herein on its part or its failure to fully, faithfully and promptly perform any agreement or covenant on its part contained herein;

          (b) any obligation or liability related to any present or former officer, director, shareholder, employee or agent of any of the Sellers or any person or organization controlled by, controlling, or under common control with any of them;

          (c) all other liabilities, obligations, contracts and commitments arising out of the ownership and operation of the business of each of the Sellers prior to the Effective Date, including without limitation, any liability for errors and omissions whether asserted before, on or after the Effective Date which arises out of the operation of the business of any of the Sellers prior to the Effective Date (in connection with such liability, each of the Sellers and both of the Shareholders acknowledge that they have been advised by Buyer to maintain its own insurance coverages with respect thereto);

          (d) all liabilities incurred by any of the Sellers or either of the Shareholders of any kind whatsoever before, on or after the Effective Date (except to the extent that such liabilities were incurred in furtherance of the Shareholder's duties as an employee of the Buyer);

          (e) any obligation or liability of any of the Sellers to the extent the same arose prior to the Closing Date out of or resulting from noncompliance with any federal, state or local Laws, whether relating to the environment, the health and safety standards applicable to employees, employee benefit plans, wage and hour Laws or other labor related matters or otherwise;

          (f) any obligation or liability of any of the Sellers to the extent that the Sellers shall be indemnified by an insurer;

          (g) any expenses of any of the Sellers incurred in connection with the transactions contemplated hereunder (including but not limited to fees and expenses of finders, investment bankers, business brokers, attorneys and accountants), it being understood that all such expenses shall be paid by the Sellers out of the Excluded Assets or the consideration to be delivered to the Sellers pursuant to this Agreement, and not out of any of the Acquired Assets;

          (h) any obligations relating to an Excluded Asset;

          (i) any liability for Taxes (as hereinafter defined);

          (j) any indebtedness for borrowed money or any guaranty thereof;

          (k) any amount due to any Shareholder or Affiliate (as defined in Section 5.15);

          (l) any liability arising under, or with respect to, any pension, profit-sharing or workmen's compensation or other employee benefit or post retirement plan and any other employment-related liability or obligation existing on or prior to the Effective Date (including those liabilities triggered as a result of the transactions contemplated hereby);

          (m) any liability or obligation as a result of any injury to persons or property; and

          (n) all claims of employees arising out of events, conditions and circumstances existing or occurring on or prior to the Effective Date, including, but not limited to, medical and health claims and disability claims.

          (o) Intentionally omitted.

3.   Purchase Price, Payment, Etc.

     3.1 Purchase Price. Subject to the terms and conditions of this Agreement, in consideration of the sale, conveyance, assignment, transfer and delivery of the Acquired Assets, the Buyer shall pay to the Sellers the following (the "Purchase Price"):

          (a) (i) an aggregate of $2,136,224 (the "Closing Cash Purchase Price") shall be paid by delivery of bank or cashier's checks or by wire transfer of immediately available funds to the Sellers, in each case to an account or accounts designated in writing by the Sellers, and (ii) delivery to the Sellers of an aggregate number of shares of common stock, $.01 par value per share, of Kaye Group Inc. (the "Common Stock") equal to $500,000 divided by the Market Value (as defined below) of the Common Stock computed as of the Effective Date (the "Closing Stock Purchase Price");

          (b) an aggregate amount of stock and cash, if any (the "Earn-Out Amount"), payable in accordance with Section 3.2(b); and

          (c) a sum equal to the interest due on the unpaid portion of the Purchase Price, payable in accordance with Section 3.2(c).

Each of the Sellers and the Buyer agree that the Purchase Price (including without limitation, the Closing Cash Purchase Price and each Earn Out Installment and each Interest Installment (as hereinafter defined)) shall be payable to the Sellers in accordance with the percentages set forth on Schedule 3.1.

     3.2 Payment of Purchase Price and Payment of Interest Installments.

          (a) On the Closing Date, the Buyer shall deliver to the Sellers (i) the Closing Cash Purchase Price, and (ii) 69,686 shares of Common Stock allocated in accordance with Schedule 3.1.

          (b) The Buyer shall pay to the Sellers an amount equal to 81.49% of the Net Revenue (as defined below) earned during each of the 12 consecutive calendar quarters following the Effective Date (each payment shall be referred to as an "Earn Out Installment"). The first 11 Earn Out Installments shall be paid within 45 days after the end of the first 11 consecutive calendar quarters following the Effective Date, and the 12th Earn Out Installment shall be paid within 120 days after the end of the 12th calendar quarter following the Effective Date. (Each such date for payment shall be referred to as the "Due Date.") Up to the first $41,667 of each Earn Out Installment, if any, shall be paid in shares of Common Stock equal to the whole number quotient, excluding any fractional remainder, of $41,667 divided by the Market Value of the Common Stock computed as of the last business day of each calendar quarter. Buyer shall also deliver via wire transfer to the Sellers in an amount representing the difference, if any, between such Earn Out Installment and the portion of Earn Out Installment paid to the Sellers in Common Stock pursuant to the immediately preceding sentence. As used herein, "Net Revenue" shall mean gross cash receipts received by the Buyer during the immediately preceding` calendar quarter (including contingent commissions earned by the Sellers in 1998 but collected in 1999) and Life/Health overrides and persistency bonuses and other referral bonuses (such as public adjuster fees with respect to Accounts and New Business (as hereinafter defined)) from (i) Accounts (for sake of clarity, as they exist on the Effective Date) and (ii) other accounts produced by DS or AS after the Effective Date as well as new policies written by DS and AS after the Effective Date for new and existing Accounts (the "New Business") less: (i) the commission or fee portion of an amount which the Buyer is required to pay to an insured account, customer or client in connection with or as a part of a return premium; and (ii) any commission or fee which the Buyer is obligated to pay to an independent contractor, sub-broker, sub-agent or external producer. For purposes of the definition of Net Revenue: (i) any revenues from the Accounts or New Business received by Buyer within the 90 day period following the third anniversary of the Effective Date shall be deemed to have been included in Net Revenue; and (ii) any revenues not collected by the Buyer within 90 days following the third anniversary of the Effective Date shall not be included in Net Revenue for purposes of calculating the final Earn Out Installment. For purposes of this Agreement, Market Value shall mean the last sales price for the Common Stock on the Nasdaq National Market averaged over a period of 20 consecutive trading days prior to the last business day of each calendar quarter, provided however, that if such determination results in Market Value being more than 115% (the "Cap") or less than 85% (the "Floor") of the market value of the Common Stock on the Effective Date, then the Market Value shall be, in the case of an average exceeding the Cap, 115% of the Market Value determined as of the Effective Date, and, in the case of an average less than the Floor, 85% of the Market Value determined as of the Effective Date.

          For purposes of calculating the Earn Out Amount, the Buyer shall code to DS and AS (as they shall direct) all Accounts and New Business generated by DS, AS and the Sellers' employees and independent contractors disclosed in the Schedules annexed to this Agreement.

          The Buyer shall deliver a written schedule to the Sellers on or before each Due Date reflecting the calculation of the Earn Out Installment to be paid each quarter and the calculation of the Market Value of the Common Stock used for the Earn Out Installment paid on each Due Date.

          (c) In addition to each Earn Out Installment and each Due Date in connection therewith, the Buyer shall remit to the Sellers via wire transfer during the Earn Out Period the Interest Amount (as hereinafter defined) payable in twelve (12) quarterly installments (each, an

     "Interest Installment") on the Due Date corresponding thereto. The "Interest Amount" shall mean interest calculated at the "prime rate" as published by The Wall Street Journal (as of the last date of the calendar quarter immediately preceding the Due Date) for the period beginning on the immediately preceding Due Date to the Due Date corresponding to such Earn Out Installment and Interest Installment on the excess, if any, of the Adjusted Purchase Price (as hereinafter defined) less all payments made under Section 3.2(b) prior to such Due Date.

          For purposes of this Section 3.2(c), "Adjusted Purchase Price" shall mean, as of a Due Date, an amount equal to the sum of $10,136,000 as adjusted either upward or downward based on year-to-date actual Net Revenues as compared to comparable pro forma amounts for such period, as determined by the accountant of the Buyer (the "Buyer's Accountants"). Except for the Earn Out Installments computed and paid during the first four consecutive quarters following the Effective Date, contingent commissions shall not be included in the comparable proforma amounts in any subsequent periods. The Buyer shall deliver a written schedule to the Sellers on or before each Due Date reflecting the calculation of the Interest Installment to be paid each quarter.

     3.3 Effect of Termination of Employment. The Buyer and each of the Sellers and each of the Shareholders acknowledge the significance of the employment of DS and AS in connection with the transactions contemplated by this Agreement. In connection therewith, it is a condition to the obligation of the Buyer to consummate the transaction contemplated hereby that, among other things, each of DS and AS sign and deliver to Buyer the employment agreements set forth as Exhibits 8.1(i). If DS terminates his employment with the Buyer during the three-year period following the Effective Date for any reason other than his death or disability (as disability is defined in the Employment Agreement with the Buyer to which he is a party), then the Buyer may require DS and D.S.I., at the Buyer's option (which shall be given by written notice as provided in Section 12.2 within 10 days after the voluntary termination of DS' employment), to purchase back from the Buyer 70% of the Acquired Assets for the amount of the consideration previously paid to D.S.I. pursuant to this Agreement. If AS terminates his employment with the Buyer during the three-year period following the Effective Date for any reason other than his death or disability (as disability is defined in the Employment Agreement with the Buyer to which he is a party), then the Buyer may require AS and AMSCO, at the Buyer's option (which shall be given by written notice as provided in Section 12.2 within 10 days after the voluntary termination of AS' employment), to purchase back from the Buyer 30% of the Acquired Assets for the amount of the consideration previously paid to AMSCO pursuant to this Agreement. Under no circumstances shall the Sellers or the Shareholders be required to purchase back the Acquired Assets if termination of employment occurs after the three-year period following the Effective Date or if termination of employment is not due to the voluntary election of either AS or DS.

     3.4 Transfer Taxes. All sales, use, transfer, excise and similar taxes imposed by any state, county, local or other governmental entity or Taxing Authority (as defined in Section 5.14(d)) as a result of the transfer of the Acquired Assets hereunder and the other transactions contemplated hereby shall be duly and timely paid by the Buyer. The Buyer shall duly and timely file all Tax Returns in connection with such Taxes.

     3.5 Allocation of Purchase Price.

          (a) Schedule 3.5(a) reflects the agreed upon allocation of the Purchase Price in accordance with the relative fair market value of the Acquired Assets. The Buyer, each of the Sellers and each of the Shareholders shall be bound for such allocation for all purposes, including determining any Tax (as defined in Section 5.14(d)), shall prepare and file all Tax Returns (as defined in Section 5.14(d)), including Forms 8594, in a manner consistent with such allocations, and shall not take any position inconsistent with such allocations in any Tax Return, any proceeding before any Taxing Authority (as defined in Section 5.14(d)) or otherwise. In the event that any allocation is questioned, audited or disputed by any Taxing Authority, the party receiving notice thereof shall promptly notify and consult with the other party concerning the strategy for the resolution thereof, and shall keep the other party apprised of the status of such question, audit or dispute and the resolution thereof.

          (b) The Buyer and each of the Sellers shall duly and timely file their respective Forms 8594, and with respect to each payment pursuant to this Agreement, in accordance with this Section 3.5. Each party shall furnish a copy of each Form 8594 filed by it to the other party promptly after filing. For purposes of the preparation of Form 8594, the name and address of the Buyer and each of the Sellers, respectively, is as set forth in
     Section 12.2.

4.   Time and Place of Closing; Effective Date.

          (a) Notwithstanding the date and time of the Closing, the transactions contemplated herein shall be effective for all purposes as of January 1, 1999 at 12:01 A.M. (the "Effective Date"). The closing of the purchase and sale provided for in this Agreement (the "Closing") shall be held at the offices of the Sellers at 10:00 a.m., on February 24, 1999 or at such other place, date or time as may be fixed by mutual agreement of the parties (the "Closing Date").

          (b) The execution and/or delivery of each document to be executed and/or delivered at the Closing and each other action to be taken at the Closing shall be subject to the condition that every other document to be executed and/or delivered at the Closing is so executed and/or delivered and every other action to be taken at the Closing is so taken, and all such documents and actions shall be deemed to be executed and/or delivered or taken, as the case may be, simultaneously.

5.   Representations and Warranties of the Sellers and the Shareholders.

     Each of the Sellers and each of the Shareholders jointly and severally represent and warrant to the Buyer as follows:

     5.1 Organization. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Sellers is duly qualified or licensed to do business and in good standing as a foreign corporation in each of the jurisdictions listed in
Schedule 5.1(a). Each of the Sellers is duly qualified or licensed to do business and in good standing as a non-resident insurance broker in each of the jurisdictions listed in Schedule 5.1(b). The jurisdictions listed on Schedule 5.1(b) are all of the jurisdictions in which the nature of the business conducted by any of the Sellers makes such qualification or licensing necessary. Each of the Sellers has delivered to the Buyer true, correct and complete copies of their respective certificate of incorporation and bylaws, as currently in effect.

     5.2 Capitalization. The Shareholders are the only shareholders of the Sellers and collectively own all of the issued and outstanding capital stock of the Sellers of record and beneficially free and clear of all Liens. All of the capital stock of the Sellers is validly issued, fully paid and nonassessable. Except as set forth on Schedule 5.2, there are no (a) outstanding warrants, options or other rights granted by any of the Sellers to purchase or acquire, or preemptive rights with respect to the issuance or sale of, the capital stock of each of the Sellers; (b) other securities of any of the Sellers directly or indirectly convertible into or exchangeable for shares of capital stock of any of the Sellers; or (c) restrictions on the transfer of any of the Sellers' capital stock. None of the Sellers own any shares of capital stock (or other equity interests of entities other than corporations) of any partnership, joint venture, trust, corporation, limited liability company or other entity.

     5.3 Authorization; Validity of Agreement. Each of the Sellers and each of the Shareholders have the requisite capacity and authority to execute, deliver and perform this Agreement and each of the other agreements, instruments, documents and certificates to be executed and delivered pursuant to this Agreement, including but not limited to, any item referred to in Section 8 (collectively, with this Agreement, the "Transaction Documents") to which it is a party and to assume and perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the other Transaction Documents has been duly executed, authorized and delivered by each of the Sellers and each of the Shareholders party thereto and is a valid and binding obligation of each of the Sellers and the Shareholders, enforceable against each of the Sellers and each of the Shareholders in accordance with their respective terms, except as such enforceability may be subject to or limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

      5.4   No Violations; Consents and Approvals.

          (a) The execution, delivery and performance of each of this Agreement and the other Transaction Documents by each of the Sellers and each of the Shareholders parties thereto does not, and the consummation by each of the Sellers and each of the Shareholders of the transactions contemplated hereby and thereby will not, (i) violate any provision of the certificate of incorporation or bylaws of any of the Sellers, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract to which either the Sellers or either Shareholder are a party or by which any of the properties or assets of the Sellers or either Shareholder may be bound or otherwise subject or (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Sellers or either Shareholder or any of their respective properties or assets.

          (b) To the best of the Sellers' knowledge after due inquiry, no filing or registration with, notification to, or authorization, consent or approval of, any foreign, provincial, United States federal, state, county, municipal or other local jurisdiction, political entity, body, organization, subdivision or branch, legislative or executive agency or department or other regulatory service, authority or agency (a "Governmental Entity") is required in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents to which any of the Sellers or either Shareholder is a party or the consummation by any of the Sellers or either Shareholder of the transactions contemplated hereby and thereby, except for such filings, registrations, notifications, authorizations, consents and approvals as are set forth on Schedule 5.4(b) hereof.

          (c) To the best of the Sellers' knowledge after due inquiry, no filing or consent, approval, order, authorization, notification to, notice to, estoppel certificate, registration, ratification, declaration, waiver, exemption or variance (collectively, together with the filings, registrations, notifications, authorizations, consents and approvals of Governmental Entities set forth in Section 5.4(b), "Consents") of any individual or entity (a "Person") is required in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents to which any of the Sellers or either Shareholder is a party or the consummation by each of the Sellers or either Shareholder of the transactions contemplated hereby and thereby, except for such Consents as are set forth on Schedule 5.4(b) or (c) hereof.

     5.5 Financial Statements. Attached as Schedule 5.5 is a proforma cash basis statement of assets and stockholders' equity as of December 31, 1998 (the "Base Balance Sheet"), together with the related proforma statement of operations for the annual periods ended December 31, 1997 and December 31, 1998 (all of the foregoing, the "Financial Statements"). The Financial Statements have been derived from, and agree with, the books and records of the Sellers, are true and correct and fairly present the financial position of the Sellers as of December

31, 1998 and the proforma results of operations of the Sellers for the years ended December 31, 1997 and December 31, 1998.

     5.6 No Material Adverse Change. Except as set forth on Schedule 5.6, since December 31, 1998, (a) no event, condition or circumstance has occurred that has had a material adverse effect on the Business or the Acquired Assets, or on the condition (financial or otherwise), results of operations or prospects of any of the Sellers or the Business; and (b) the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not in limitation of the foregoing, since the date of the Base Balance Sheet, none of the Sellers has (i) made any material change in any method of accounting or accounting practice, principle or policy used by the Sellers, (ii) incurred any material indebtedness, obligation or liability or paid, satisfied or discharged any material indebtedness, obligation or liability prior to the due date or maturity thereof, except current indebtedness, obligations and liabilities in the ordinary course of business, or (iii) made any change or modification in any manner of the Sellers' (A) billing and collection policies, procedures and practices with respect to accounts receivable or unbilled charges, (B) policies, procedures and practices with respect to the provision of discounts, rebates or allowances, or (C) payment policies, procedures and practices with respect to accounts payable.

     5.7 No Undisclosed Liabilities.

          (a) Except as set forth in Schedule 2.1, none of the Sellers have, and as of the Closing none of the Sellers will have, any liabilities (whether accrued, contingent, known, or otherwise) other than those that (i) are required to be set forth or reserved against in the balance sheets referred to in Section 5.5; or (ii) were incurred since December 31, 1998 in the ordinary course of business, none of which, individually or in the aggregate, is material to the business, operations, condition or prospects of the Business.

          (b) To the best knowledge of the Sellers after due inquiry, there is no fact which materially adversely affects the business, properties, or operations of any of the Sellers, including the Business, that has not been specifically disclosed herein or in a Schedule furnished herewith. Furthermore, and without limiting the foregoing, the Shareholders have no knowledge of any claims of errors or omissions in the handling or administration of claims made or the performance of any agency or agency management functions performed prior to the Closing, except as set forth on
     Schedule 5.8(a).

     5.8 Litigation; Compliance with Law; Licenses and Permits.

          (a) Except as set forth on Schedule 5.8(a), there is no claim, suit, action or proceeding ("Proceeding") pending, nor, to the best knowledge of each of the Sellers and each of the Shareholders, is there any investigation or Proceeding threatened, that involves or affects any of the Sellers or the Business, by or before any Governmental Entity, court, arbitration panel or any other Person.

          (b) To the best of the Sellers' knowledge after due inquiry, each of the Sellers and the Business have, and on the Closing Date will have, complied with all applicable foreign, provincial, United States federal, state, county, municipal or other local criminal, civil or common laws, statutes, ordinances, orders, codes, rules, regulations, permits, policies, guidance documents, judgments, decrees, injunctions, or agreements of any Governmental Entity (collectively, "Laws"), including but not limited to Laws relating to zoning, building codes, antitrust, occupational safety and health, industrial hygiene, environmental protection, water, ground or air pollution, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and the payment of withholding and social security taxes. Since January 1, 1996, none of the Sellers has received any notice of any violation of any Law.

          (c) To the best of the Sellers' knowledge after due inquiry, each of the Sellers, each of the Shareholders and the Business have every license, permit, certification, qualification or franchise issued by any Governmental Entity (each, a "License") and every approval, authorization, waiver, variance, exemption, consent or ratification by or on behalf of any Person that is not a party to this Agreement (each, a "Permit") required for them to conduct their business as presently conducted, including as insurance agents and brokers, or otherwise required in connection with the Business. Schedule 5.8(c) sets forth a list of such Licenses and Permits. All such Licenses and Permits are in full force and effect and neither the Sellers nor either Shareholder has received notice of any pending cancellation or suspension of any thereof nor, to the best knowledge of each of the Sellers and each of the Shareholders, is any cancellation or suspension thereof threatened. The applicability and validity of each such License and Consent will not be adversely affected by the consummation of the transactions contemplated by this Agreement.

     5.9 [Intentionally Omitted.]

     5.10 Real Property.

          (a) None of the Sellers own any real property.

          (b) Schedule 5.10(b) sets forth a list and description of all of the real property lease and subleases under which any of the Sellers are tenant or subtenant (the "Leases"), including the date of the Lease, the premises demised thereunder, the name of the lessee and lessor, the commencement date and expiration date of the Lease and the annual rent payable by the lessee under the Lease. As used herein, the term "Leased Real Property" shall mean the real property demised by the Leases.

          (c) The Sellers have heretofore delivered to the Buyer true, correct and complete copies of the Leases. Each of the Leases is in full force and effect and is enforceable in accordance with its terms. Each of the Sellers is in possession of and quietly enjoys the Leased

     Real Property applicable to it and each of the Sellers has a valid and enforceable leasehold interest, subject to no Liens except such immaterial easements and rights-of-way, none of which interferes with the operation of the business. No event has occurred or failed to occur that, with the giving of notice or the passage of time or both, would constitute a default under any Lease. The Sellers have not entered into any assignment of any Lease, sublease of all or any portion of any Leased Real Property and no person has any right to occupy the Leased Real Property other than the Sellers.

          (d) Neither the Sellers nor either of the Shareholders has received notice from any insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto) or from any mortgagee requesting the performance of any work or alteration in respect of any of the Leased Real Property, and, to the best knowledge of each of the Sellers and each of the Shareholders, there are no outstanding requirements or recommendations from any of the foregoing.

          (e) There has been no damage to any portion of the Leased Real Property within the last 24 months caused by fire or other casualty that has not been repaired.

     5.11 Accounts, Intellectual Property; Computer Software.

          (a) The names and addresses of each and every Account is listed, described or referenced in Schedule 5.11(a). Each of the Sellers owns or has the right to use, free and clear of claims or rights of others, all Accounts, and each of the Sellers has the right to transfer all Accounts. None of the Sellers or the Shareholders are using any confidential or proprietary information or trade secrets (including customer list and mailing lists) of any of the Shareholders' former employers or any of the Sellers' or the Shareholders' past or present employees. Copies of all forms of nondisclosure or confidentiality agreements utilized by any of the Sellers to protect the Accounts have been provided to Buyer and are listed in Schedule 5.11(a).

          (b) Schedule 5.11(b) lists all Intellectual Property that is owned by the Sellers or any other Person and used by the Sellers in the operations of the Business, and there are no pending or to the best of the Sellers' knowledge after due inquiry, threatened claims by any Person relating to the Sellers' use of any Intellectual Property. The Sellers have such rights of ownership (free and clear of all Liens) of, or such rights by license, lease or other agreement to use (free and clear of all Liens) the Intellectual Property as are necessary to permit the Sellers to conduct their business and the Sellers are not obligated to pay any royalty or similar fee to any Person in connection with their use or license of any of the Intellectual Property.

          (c) The Sellers have such rights of ownership (free and clear of all Liens) of, or such rights by license, lease or other agreement to use (free and clear of all Liens), the computer software programs including, without limitation, application software that are used by the Sellers and that are material to the conduct of its business as currently conducted, as are necessary to permit the conduct of its business as currently conducted. None of the Sellers' ownership rights or rights to use any of the computer programs referred to above will be adversely affected by any of the transactions contemplated hereby.

     5.12 Title to Acquired Assets.

          (a) The Sellers have good and marketable title to the Acquired Assets, including, without limitation, all assets shown on the Financial Statements, free and clear of all Liens, other than (i) Liens, if any, for personal property taxes and assessments not yet due and payable and (ii) Liens disclosed on Schedule 5.12(a). At the Closing, the Sellers will have caused each Lien referred to on Schedule 5.12(a) (other than Liens relating to leased equipment) to have been terminated, and the Buyer will obtain good and marketable title to all of the Acquired Assets free and clear of all Liens.

          (b) All items of tangible personal property owned or leased by the Sellers and used in the conduct of its business are listed in the detailed fixed assets ledger of the Sellers attached to Schedule 5.12(b) (collectively, the "Personal Property"). The Personal Property conforms in all material respects to all requirements of applicable Laws. All of the items included within the Personal Property are fully operational and operating in the ordinary course of the Sellers' business, as applicable, are in good operating condition and in a good state of maintenance and repair, are adequate for use in the conduct of the Sellers' business as previously conducted and are capable of operation in the Sellers' business on an efficient and profitable basis.

     5.13 Material Contracts.

          (a) Schedule 5.13(a) sets forth a true, complete and correct list of every Contract that (i) provides for aggregate future payments by any of the Sellers or to any of the Sellers of more than $10,000; (ii) was entered into by any of the Sellers with either Shareholder, or an officer, director or significant employee of any of the Sellers; (iii) is a collective bargaining or similar agreement; (iv) guarantees or indemnifies or otherwise causes any of the Sellers to be liable or otherwise responsible for the obligations or liabilities of another or provides for a charitable contribution by any of the Sellers; (v) involves an agreement with any bank, finance company or similar organization; (vi) restricts any of the Sellers or the Business from engaging in any business or activity anywhere in the world; (vii) is an employment agreement, consulting agreement or similar arrangement with any employee of any of the Sellers; (viii) involves an agreement or any other Contract providing for payments from the Sellers to any other Person, or by any Person to any of the Sellers, based on sales, purchases or profits, other than direct payments for goods; or
     (ix) any other Contract that is material to the rights, properties, assets, business or operations of any of the Sellers or the Business (the foregoing, collectively, "Material Contracts"). The Sellers have heretofore provided true, complete and correct copies of all Material Contracts to the Buyer.

          (b) Except as set forth in Schedule 5.13(b), (i) there is not, and to the best knowledge of any of the Sellers and the Shareholders there has not been claimed or alleged by any Person with respect to any Material Contract, any existing default, or event that with notice or lapse of time or both would constitute a default or event of default, on the part of the Sellers or, to the best knowledge of any of the Sellers and the Shareholders, on the part of any other party thereto and (ii) no consent, approval, authorization or waiver from, or notice to, any Governmental Entity or other Person is required in order to maintain in full force and effect any of the Material Contracts, other than such consents and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given and copies of such consents, waivers and notices have been delivered to the Buyer.

     5.14 Taxes.

          (a) Each of the Sellers has elected to be treated as an "S" corporation for federal income Tax purposes at all times since its date of incorporation except that D.S.I. has been an S Corporation since July 1, 1987, and such election is effective for each year thereafter up to and including the Effective Date. Schedule 5.14(a) hereto sets forth each other jurisdiction for which each Seller has made an "S" election (or similar election), or for which an "S" election (or similar election) is effective, including the date of the election, its effective date, the date of any termination of such election, if any, and the cause of such termination. Except as set forth on Schedule 5.14(a), such election is effective for each year from its effective date up to and including the Closing Date.

          (b) Except as set forth in Schedule 5.14(b):

               (i) the Sellers have duly and timely filed or caused to be filed with the Internal Revenue Service or other applicable Governmental Entity (collectively, "Taxing Authorities") all Tax Returns (as defined below) that are required to be filed by or on behalf of any of the Sellers or that include or relate to the Acquired Assets or the Business, which Tax Returns are true, correct and complete, and (B) duly and timely paid in full or caused to be paid in full, or recorded a provision for such payment on the books and records of the Sellers for the payment of, all Taxes that are due and payable that could result in a Lien on any Acquired Asset or the Business and has recorded a provision for such payment on the books and records of the Sellers for the payment of all Taxes that are not due and payable;

               (ii) the Sellers have duly and timely complied with all applicable Laws relating to the collection or withholding of Taxes, and the reporting and remittance thereof to the applicable Taxing Authorities;

               (iii) no audit, examination, investigation, reassessment or other administrative or court proceeding (collectively, a "Tax Proceeding") is pending or proposed with regard to any Tax or Tax Return referred to in clause (i) above;

               (iv) there is no Lien for any Tax upon any of the Acquired Assets or the Business;

               (v) the Buyer is not a transferee of any of the Sellers within the meaning of Section 6901 of the Code or any similar provision of applicable law;

               (vi) there is no outstanding request for a ruling from any Taxing Authority, closing agreement, (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law) relating to any Tax for which any of the Sellers is or may be liable or with respect to any of the Sellers' income, assets or business, power of attorney or adjustment related to, or in connection with, any Tax that could result in a Lien on any Acquired Asset or the Business;

               (vii) none of the Acquired Assets is "tax-exempt bond financed property" or "tax-exempt use property" within the meaning of Section 168(g) or (h), respectively, of the Code or any similar provision of applicable Law;

               (viii)none of the Acquired Assets is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect prior to the repeal of those "safe harbor" leasing provisions or any similar provision of applicable Law;

               (ix) none of the Sellers are, nor have they been, a "United States real property holding corporation" within the meaning of
          Section 897(c)(2) of the Code at any time during the applicable period referred to in Section 897(c)(1)(A)(ii) of the Code; and

               (x) no claim has ever been made by a Taxing Authority in a jurisdiction where any of the Sellers has not paid any Tax or filed Tax Returns relating to the Business or any Acquired Asset asserting that any of the Sellers is or may be subject to Tax in such jurisdiction.

          (c) The Sellers have provided to the Buyer true, complete and correct copies of (i) all Tax Returns relating to, and (ii) all audit reports relating to, each proposed adjustment, if any, made by any Taxing Authority with respect to any taxable period ending after December 31, 1993 any and all Taxes with respect to which a Lien may be imposed on any Acquired Asset or the Business.

          (d) As used herein, (i) "Tax Return" means any return, declaration, report, information return or statement, and any amendment thereto, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information), filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection, payment, refund or credit of any federal, state, local or foreign Tax or the administration of any Laws relating to any Tax or ERISA, and (ii) "Tax" or

     "Taxes" means any and all taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature including, without limitation, all net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs duty, fees assessments or charges of any kind whatsoever, imposed by any Taxing Authority, including any liability therefor as a transferee (including without limitation under Section 6901 of the Code or any similar provision of applicable Law), as a result of Treasury Regulation ss.1.1502-6 or any similar provision of applicable Law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

     5.15 Affiliated Party Transactions. Except for obligations arising under this Agreement, as of the Closing Date the Sellers will not have, directly or indirectly, any obligation to or claim against the Business and no Shareholder or any Affiliate of such Shareholder will have, directly or indirectly, any obligation to or cause of action or claim against any of the Sellers. For purposes of this Agreement, the term Affiliate shall mean, with respect to any Person, a member of such Person's immediate family or Persons controlled by or are under common control with such Shareholders or such Shareholder's immediate family.

     5.16 [Intentionally Omitted.]

     5.17 [Intentionally Omitted.]

     5.18 Receivables. All accounts receivable of the Sellers have arisen, and as of the Closing Date will have arisen, from bona fide transactions in the ordinary course of the Sellers' business consistent with past practice and established in the ordinary course of the Sellers' business consistent with past practice.

     5.19 Assets Utilized in the Business. Except as set forth in Schedule 5.19, the assets, properties and rights owned, leased or licensed by the Sellers or used in connection with the Business and that will be owned, leased or licensed by the Sellers as of the Closing Date, and all the agreements to which any of the Sellers is a party, constitute all of the properties, assets and agreements necessary to the Sellers in connection with the operation and conduct by the Sellers of the Business as presently conducted. Included in Schedule 5.19 are all services provided by each Shareholder to the Sellers and all other arrangements involving each Shareholder and the Sellers that are not included in the Acquired Assets.

     5.20 Insurance. Schedule 5.20 contains a complete and correct list of all policies of insurance of any kind or nature covering any of the Sellers, including policies of fire, theft, casualty, product liability, workmen's compensation, business interruption, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the expiration date of each policy, the amount of coverage and whether on an

"occurrence" or "claims made" basis. All such policies (i) are in full force and effect; (ii) are sufficient for compliance with all material requirements of law and of all applicable material agreements; and (iii) are valid, outstanding and enforceable policies. Complete and correct copies of such policies or the declaration pages have been furnished to the Buyer. All such insurance policies or comparable coverage shall be continued in full force and effect through the Closing Date. Since December 31, 1995, the Sellers have not been denied any insurance coverage which they have requested.

     5.21 [Intentionally Omitted.]

     5.22 Commissions. The aggregate gross revenue received by the Sellers attributable to the Business during calendar year 1998 is listed in Schedule
5.22 hereto. Except as described in Schedule 5.22, all insurance brokerage or agency business placed by all employees, brokers, sub-brokers or agents of the Sellers have been placed by them through and in the name of the Sellers and all commissions on such business have been paid to and are the property of the Sellers. To the best of the Sellers' knowledge after due inquiry, none of the insurance sales agents, brokers, sub-brokers or employees of the Sellers have indicated a desire to terminate their relationship with the Sellers.

     5.23 [Intentionally Omitted.]

     5.24 [Intentionally Omitted.]

     5.25 Directors, Officers and Certain Employees. Schedule 5.25 sets forth a complete and correct list of the names, current annual salary, bonus and title, for each director and officer and each other employee of the Sellers who is a party to an employment agreement with any of the Sellers or who received annual compensation during the Sellers' most recently ended fiscal year, or who is entitled to receive compensation, on an annualized basis, whether or not paid to date, in excess of $50,000. Neither the Sellers nor either Shareholder is aware of any employee in the Sellers' senior management who intends to terminate his or her employment relationship with the Business, either as a result of the transactions contemplated hereby or otherwise. The persons identified on
Schedule 5.25 are the Sellers' only key employees.

     5.26 Year 2000. To the best knowledge of the Sellers after due inquiry, all of the Sellers' systems, software, data and databases (other than data provided to it by its customers) (collectively, the "Systems") are Year 2000 Compliant (as hereinafter defined). For purposes of this Agreement, "Year 2000 Compliant" shall mean: (i) the occurrence in or use by the Systems of dates before, on or after January 1, 2000 will not adversely affect the performance of the Systems with respect to date-dependent data, computations, output or other functions, including, without limitation, calculating, comparing and sequencing; (ii) the Systems will not abnormally end or provide invalid or incorrect results as a result of date-dependant data; and (iii) the Systems can accurately recognize, manage, accommodate and manipulate date-dependant data, including, without limitation, single century formulas and leap years.

     5.27 No Misstatements or Omissions. No representation or warranty by the Sellers or either Shareholder contained in this Agreement and no statement contained in any certificate, list, Schedule, Exhibit or other instrument specified or referred to in this Agreement, whether heretofore furnished to the Buyer or hereafter furnished to the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements contained therein, in light of the circumstances under which it was made, not misleading.

     5.28 Investment Undertaking. (a) Each Shareholder and each of the Sellers acknowledge that the Sellers confirm that the shares of Common Stock to be issued to the Sellers pursuant to this agreement will be "restricted securities" within the meaning of Rule 144 of the General Rules and Regulations under the Securities Act of 1933 ("Rule 144"). Each Shareholder and each of the Sellers acknowledge that the Sellers are acquiring such shares for the Sellers' own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933. Each Shareholder and each of the Sellers acknowledge that the Sellers understand that Rule 144 requires that such shares issued hereunder may not be disposed of for a period of at least one year. Each Shareholder and the Sellers acknowledge that the Sellers understand that it must bear the economic risk of the investment indefinitely because such shares may not be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act of 1933 and applicable state securities laws or an exemption from registration is available.

     5.29 Absence of Sensitive Payments. None of the Sellers, none of the Shareholders and none of the Sellers' directors, officers, brokers, sub-brokers, agents, or employees, on behalf of any of the Sellers:

          (a) has made or has agreed to make any contributions, payments or gifts of funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States, any state thereof, or any jurisdiction (foreign or domestic); or

          (b) has made or agreed to make any contribution or expenditure, or has reimbursed any political gift or contribution or expenditure made by any other person to candidates for public office, whether federal, state or local (foreign or domestic) where such contributions were or would be a violation of applicable law.

     5.30 [Intentionally Omitted.]

6. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers and the Shareholders as follows:

     6.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Buyer is duly qualified or licensed to do business as a corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary. The Buyer has heretofore delivered to the Sellers true, complete and correct copies of its certificate of incorporation and bylaws as currently in effect.

     6.2 Authorization; Validity of Agreement. The Buyer has the requisite corporate power and authority to execute, deliver and perform this Agreement and each other agreement executed or to be executed by it pursuant to the terms of this Agreement (collectively, the "Buyer Agreements") and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and the other Buyer Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the other Buyer Agreements to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and each other Buyer Agreement to which the Buyer is a party has been duly executed and delivered by the Buyer and is a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such enforceability may be subject to or limited by applicable bankruptcy, insolvency, reorganization, or other similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally.

     6.3 No Violations; Consents and Approvals.

          (a) The execution, delivery and performance of this Agreement and the Buyer Agreements by the Buyer, do not, and the consummation by the Buyer of the transactions contemplated hereby and thereby will not, (i) violate any provision of the certificate of incorporation or Bylaws of the Buyer, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, contract, agreement or other instrument to which the Buyer is a party or by which the Buyer or any of its properties or assets may be bound or otherwise subject or (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Buyer or any of its respective properties or assets.

          (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement or the other Buyer Agreements by the Buyer or the consummation by the Buyer of the transactions contemplated hereby and thereby, except filings as may be required under state and federal securities laws to give effect to the issuance of the Common Stock pursuant to this Agreement.

     6.4 Shares of Capital Stock. All shares of Common Stock issued to the Sellers pursuant to this Agreement will be duly authorized and validly issued and shall, upon issuance, be fully paid and nonassessable.


7. Other Agreements of the Parties.

     7.1  Tax Returns; Taxes.

          (a) To the extent permitted under applicable Law, the parties shall cause or elect to treat any Tax period including the Effective Date as ending at the close of business on the Closing Date. The Sellers and the Shareholders (i) shall (A) duly and timely file or cause to be filed with the applicable Taxing Authorities all Tax Returns with respect to any Tax period ending on or before the Closing Date and that include or relate to any Acquired Asset or the Business, which such Tax Returns shall be true, correct and complete, and (B) duly and timely pay in full or cause to be paid in full all Taxes that are due and payable on or before the Closing Date; and (ii) have recorded a provision on the books and records of the Sellers for the payment of all such Taxes that are not due and payable on or before the Closing Date. The Sellers shall, and the Shareholders shall cause the Sellers to, provide to the Buyer true, complete and correct copies of such Tax Returns and all correspondence, reports and documents relating to any Tax Proceeding with respect thereto. The Sellers shall, and the Shareholders shall cause the Sellers to, duly and timely comply with all applicable Laws relating to the collection or withholding of Taxes and the reporting and remittance thereof to the applicable Taxing Authorities.

          (b) (i) The Buyer shall file all Tax Returns for any Tax period that includes but does not end on the Closing Date. The Buyer shall allocate any Taxes for a period which includes but does not end on the Closing Date between the period before the Closing Date and the balance of the period on the basis of an interim closing of the books at the close of the Closing Date, except that exemptions, allocations and deductions calculated on an annual basis shall be apportioned on the basis of the relative number of days in the period on or before the Closing Date and in the balance of the period. Notwithstanding the foregoing, any real estate or personal property Taxes shall be allocated on the basis of the relative number of days in the period on or before the Effective Date and in the balance of the applicable period.

               (ii) Within five (5) days of receiving notification of the amount of Tax allocated to the period ending prior to the Effective Date, the Sellers and the Shareholders shall pay, on a net after-tax basis, the amount of such Tax allocated to the portion of the period ending on or prior to the Effective Date.

     7.2 Tax Indemnity.

          (a) The Sellers and the Shareholders shall indemnify the Buyer and its Affiliates (collectively, the "Taxpayer"), and hold the Taxpayer harmless, on an after-tax basis, from and against any (i) Taxes assessed against or imposed on the Sellers, the Shareholders or with respect to the Business or any Acquired Asset for any period (or portion of any period) ending on or before the Effective Date and (ii) fees and expenses (including, without limitation, attorneys' fees) incurred by the Buyer or its Affiliates in enforcing its rights or collecting any amounts due hereunder. This indemnity shall apply notwithstanding any investigation made by the Buyer in connection with the transactions contemplated by this Agreement or, its receipt, examination, filing of or commenting on any Tax Return, and shall be separate and independent of any other indemnity between the parties hereto.

          (b) The procedure for any indemnification claim made under this
     Section 7.2 shall be the same as the procedure set forth in Section 12.3 hereof.

     7.3 Public Statements. No press releases or any public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made without the prior written notice and written consent of the Buyer.

     7.4 Other Actions. Each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all actions, (ii) do, or cause to be done, all things, and (iii) execute and deliver all such documents, instruments and other papers, as in each case may be necessary, proper or advisable under applicable Laws, or reasonably required in order to carry out the terms and provisions of this Agreement and to consummate and make effective the transactions contemplated hereby.

     7.5 Cooperation on Taxes. Each of the Sellers and the Buyer shall cooperate with each other by executing or causing to be executed any required documents and by making available to the other, all books and records relating to the Acquired Assets or the Business (including work papers, records and notes of any kind) at all reasonable times, for the purpose of allowing the appropriate party to complete its Tax Returns, respond to defend or prosecute any Tax Proceeding, make any determination required under this Agreement (including, but not limited to, determinations as to which period any asserted Tax liability is attributable) and verify issues.

     7.6 Employees.

          (a) The Buyer and the Sellers have prepared a mutually agreeable list of employees of the Sellers and independent contractors who render services for the Sellers to be attached to this Agreement as Schedule 7.6(a). The Buyer shall offer employment effective as of the Closing to all employees of the Sellers listed on Schedule 7.6(a) to this Agreement (all such employees who accept such offer of employment being the "Transferred Employees"). The

     Sellers shall obtain, and provide the Buyer with the written agreement of each Transferred Employee applicable to it to the Buyer's review of the personnel file of such Transferred Employee, prior to the Buyer's review of such personnel file. In addition to the obligation of the Sellers set forth below, all responsibility for employees of the Sellers, other than Transferred Employees, including, without limitation, claims arising out of the decision not to include such employees on Schedule 7.6(a), shall be liabilities of the Sellers.

          (b) Subject to the terms and conditions of this Section 7.6, from and after the Closing, the Buyer shall provide the Transferred Employees with terms and conditions of employment including, without limitation, salaries, hourly wages, employee benefits and other perquisites, that have been reviewed and discussed with the Sellers and are reasonably agreeable to the Buyer and to the Sellers. The Buyer shall establish insurance or other arrangements through which the employee benefits and other perquisites to be provided by the Buyer to Transferred Employees may be provided commencing as of the Closing Date, and the Shareholders and the Sellers shall lend such cooperation as the Buyer may reasonably request in connection with such efforts.

          (c) The Buyer shall not be responsible for any payments, expenses and costs paid or required to be paid in connection with the employment or termination of employment of any employees of the Sellers who are not listed on Schedule 7.6(a) to this Agreement, or who are listed on Schedule 7.6(a) and do not accept the Buyer's offer of employment with the Buyer.

          (d) Except to the extent expressly provided in the other subsections of this Section 7.6, the Sellers shall remain responsible for (i) payment of any and all wages, accrued vacation pay, bereavement pay, jury duty pay, disability income, supplemental unemployment benefits, fringe benefits or other perquisites of employment, termination indemnities or similar benefits (whether arising under any plan, program, policy or arrangement of the Sellers or under applicable local law), payroll taxes and other payroll related expenses and (ii) payments to or under employee benefit plans (within the meaning of Section 3(3) of ERISA) maintained or contributed to by the Sellers, in either case arising out of or relating to the employment of any of the Transferred Employees by the Sellers prior to the Effective Date.

          (e) The Sellers shall retain responsibility and liability for all workers' compensation claims of the Transferred Employees to the extent relating to events, conditions or circumstances that occur or exist prior to the Effective Date. Notwithstanding the foregoing, the Buyer may, at its election, assume responsibility for the supervision, defense or settlement of any such workers' compensation claims at the Sellers' cost and expense, provided that such costs and expenses are reasonable. The Buyer shall keep the Sellers reasonably apprised of the status of such workers' compensation claims. The Sellers may, at its own expense, participate in the supervision, defense or settlement of any such workers' compensation claims, and shall cooperate in the supervision, defense or settlement of any such workers' compensation claims if requested to do so by the Buyer. The Buyer shall have sole responsibility and liability for any workers' compensation claims of Transferred Employees to the extent relating to any event, condition or circumstance that occurs after the Effective Date.

          (f) In respect of grievances or EEOC Claims of Transferred Employees to the extent relating to their employment by the Sellers including, without limitation, any such grievances or EEOC Claims filed before state or local authorities for which payment has not been made prior to the Closing, the Sellers shall retain responsibility and liability for all amounts due with respect thereto including, without limitation, the payment of any amounts in the nature of back pay or employee compensation, and any state or federal taxes in connection with such back pay or employee compensation. Handling of such grievances and EEOC Claims shall be at the Sellers' cost and expense. The Buyer shall have sole responsibility and liability for any EEOC Claims of Transferred Employees that relate to their employment with Buyer.

          (g) Nothing in this Section 7.6 shall limit the at will nature of the employment of the Transferred Employees or the right of the Buyer to alter or terminate any employee benefit plan.

     7.7 Consents. The Sellers and the Shareholders shall cause the Sellers to receive all Consents on or prior to the Closing Date, each of which Consents is set forth on Schedule 5.4(b) attached hereto. At or prior to the Closing, the Shareholders and the Sellers shall cause the Acquired Assets to be released from all liabilities, liens or other obligations.

     7.8 [Intentionally Omitted.]

     7.9 Exclusivity. From and after the date hereof and unless and until this Agreement is terminated as provided in Section 9, neither the Sellers nor either Shareholder shall, and neither shall knowingly permit the Sellers or any of their respective Affiliates, officers, directors, employees, agents or representatives, directly or indirectly, to encourage, solicit, initiate or participate in discussions or negotiations with, provide any information to, receive any proposals or offers from, or enter into any agreement with, any third party, in each case other than the Buyer, that involves the sale, joint venture or the other disposition of all or any portion of the Sellers, the Acquired Assets or the Business or any merger, consolidation, recapitalization or other business combination of any kind involving the Sellers. If the Sellers or either Shareholder receives or becomes aware of any such offer or proposed offer, the Sellers or such Shareholder, as the case may be, shall promptly notify the Buyer.

     7.10 Prior Acts Insurance. The Sellers shall maintain their current errors and omissions policies through their expiration dates of January 1, 2000, following which the Sellers shall purchase tail coverage for a period of one year.

     7.11 Equipment, Intellectual Property and Other Assets. Prior to the Closing Date, the Shareholders shall take all steps necessary to contribute all equipment, intellectual property and other assets owned by either Shareholder or any Affiliate of any Shareholder that is used in connection with the Business in consideration solely for shares of Common Stock of the Sellers.

     7.12 Non-Solicitation.

          (a) In view of the personal identification of customers and sources with brokerage employees, the potential exists for appropriation by employees and/or other persons or entities of the benefits of the relationships developed with the foregoing, despite the Buyer's investment in the development of those relationships on its behalf. Accordingly, since the parties hereto recognize that the Buyer would suffer irreparable harm if any Seller or either Shareholder should solicit customers or any other employee of the Buyer to terminate its/his/her relationship with the Buyer, it is reasonable to protect the Buyer against such activities for the limited period of time necessary for the Buyer to establish, renew and/or restore its business relationship with the foregoing individual and commercial customers and sources, without unduly restricting any Seller or either Shareholder from competing with the Buyer. For the above reasons, the Buyer and each Seller and Shareholder agree that in order to protect the Buyer in the event that either Shareholder ceases to be an employee of the Buyer for any reason ("Withdrawal from the Buyer"), during the term of each Shareholder's employment with the Buyer and for the three (3) year period immediately following any Withdrawal from the Buyer, each Seller and Shareholder agrees not to, directly or indirectly:

               (i) solicit, join, provide services to, advise, give assistance to, or contact any person or entity who was a client of the Buyer (including Accounts and New Business) or any employee of such client, with respect to the provision of insurance or insurance-related services;

               (ii) accept any business from any customer of the Buyer (including Accounts and New Business) or any of its affiliates, or solicit or encourage any such person to terminate or adversely alter in any material respect any relationship such person may have with the Buyer or any of its affiliates;

               (iii) develop or provide assistance to another person/entity who or which is developing a program of insurance competitive with a program of insurance sold or marketed by the Buyer or any of its affiliates;

               (iv) solicit any persons or entities who, to the knowledge of any Seller or Shareholder, are or were identified through leads developed while either Shareholder was employed by the Buyer;

               (v) solicit professional relationships introduced to any Shareholder by any employee or client of the Buyer while such Shareholder was an employee of the Buyer;

               (vi) offer employment to or employ any person who is then, or had been within six (6) months prior to such offer, an employee of the Buyer; and

               (vii) solicit or attempt to solicit, induce or otherwise cause any employee of the Buyer or any of its affiliates to terminate his or her employment thereunder.

          (b) Each Seller and Shareholder hereby acknowledges that the covenant contained in Sections 7.12(a) is reasonable and necessary for the protection of the Buyer and is an essential inducement to the Buyer's entering into this Agreement. Accordingly, each Seller and Shareholder shall be bound by the provisions hereof to the maximum extent permitted by law, it being the intent and spirit of the parties that the foregoing shall be fully enforceable. However, the parties further agree that, if any of the provisions hereof shall for any reason be held to be excessively broad as to duration, geographical scope, property or subject matter, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall herein pertain.

          (c) Each Seller and Shareholder acknowledges that any violation of the covenant contained in Section 7.12(a) shall constitute an undue burden to the Buyer, and accordingly, in addition to any other rights and remedies available under this Agreement or otherwise, the parties hereby expressly agree that the Buyer shall be entitled to an injunction or specific enforcement (without the necessity of any bond) restricting any Seller or either Shareholder from committing or continuing any such violation.

          (d) Anything contained herein to the contrary notwithstanding, the foregoing provisions contained in Sections 7.12(a), (b) and (c) shall be unenforceable and of no force and effect in the event that the Buyer breaches a material obligation contained in this Agreement (which shall include the failure to pay any Earn Out Installment or any Interest Installment on the Due Date) and fails to cure such breach within 30 days after a Shareholder provides the Buyer with written notice detailing the breach or in the event that the Buyer elects to avail itself of the buy-back provision contained in Section 3.3.

     7.13 Post Closing Adjustment.

     Within a reasonable time following the Closing (not to exceed 45 days), the parties and their accountants shall confer in good faith in order to compute the amount, if any, of the post closing adjustment payment to which either party may be entitled (the "Post Closing Adjustment Payment"). In calculating the Post Closing Adjustment Payment, the parties and their accountants shall calculate the following during the period between the Effective Date and the Closing: (i) income collected by the Sellers where the Sellers shall be entitled to income from accounts billed prior to the Effective Date for policies with effective dates prior to the Effective Date; (ii) expenses for the office and employees at 130 Crossways Park Drive, Woodbury, New York (the "Long Island Office") which were paid by Sellers (and the Sellers shall be responsible for expenses accrued prior to the Effective Date and paid thereafter); and (iii) payments in accordance with the employment agreements referred to in Section 8.1 of this Agreement in excess of the amount in subparagraph (ii) of this Section 7.13.

     7.14 Refund of Security Deposit. At the Closing, the Buyer shall pay the sum of $5,871.01 to D.S.I. and the sum of $2,516.15 to AMSCO representing their respective shares of the security deposit under the Lease (as allocated pursuant to Schedule 3.1).

8. Conditions Precedent to the Closing

     8.1 Conditions Precedent to the Buyer's Obligations to Close. The obligation of the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby is subject to the satisfaction prior to or on the Closing Date of each of the following conditions; provided, however, that the Buyer shall have the right to waive all or any part of each such condition and to close the transactions contemplated hereby without, however, releasing the Sellers or either Shareholder from any covenant, obligation, agreement or condition contained herein or from any liability for any loss or damage sustained by the Buyer by reason of the breach by the Sellers or either Shareholder of any covenant, obligation, agreement or condition contained herein or by reason of any misrepresentation made by the Sellers or either Shareholder; and provided further, however, that the Buyer's participation in the Closing shall not in any way be deemed to be a waiver of any claim it may have hereunder for any breach of any representation, warranty, covenant or agreement:

          (a) The representations and warranties of the Sellers and the Shareholders contained in this Agreement shall be true and correct as of the Closing Date, except for such representations and warranties as are made as of a specific date, which shall be true and correct in all material respects as of such date.

          (b) The covenants and agreements of the Sellers and the Shareholders contained in this Agreement and required to be complied with or performed on or prior to the Closing Date shall have been complied with or performed in all respects.

          (c) The Buyer shall have received (i) a certificate dated the Closing Date and executed by an executive officer of each of the Sellers, and (ii) a certificate dated the Closing Date and executed by each of the Shareholders, in each case certifying the satisfaction of the conditions referred to in Sections 8.1(a) and (b).

          (d) The Buyer shall have received, each in form and substance reasonably satisfactory to the Buyer, all Consents of, and estoppel certificates and releases from, and shall have delivered all notices to, any Governmental Entity or other Person that is required for the consummation of the transactions contemplated hereby and for the Buyer to conduct and operate the Business, which Consents, notices and estoppel certificates are listed in Schedule 5.4(b) attached hereto.

          (e) No event or events shall have occurred between the date hereof and the Closing Date which, individually or in the aggregate, have, or are reasonably likely to have, a material adverse effect on the Acquired Assets or the Business.

          (f) The Buyer shall have received a certificate of each of the Sellers (the "Sellers Secretary's Certificate") certifying the resolutions duly and validly adopted by the Board of Directors and the Shareholders of the Sellers, its authorization of the execution and delivery of this Agreement and the other Transaction Documents to which the Sellers are a party and the consummation of the transactions contemplated hereby and thereby, and the names and signatures of the officers of each of the Sellers authorized to sign this Agreement and the other Transaction Documents.

          (g) [Intentionally Omitted.]

          (h) The Buyer shall have received a Bill of Sale, in the form of
     Exhibit 8.1(h) (the "Bill of Sale") attached hereto, duly executed by each of the Sellers.

          (i) DS shall have executed and delivered to the Buyer an employment agreement in the form of Exhibit 8.1(i)(A), AS shall have executed and delivered to the Buyer an employment agreement in the form of Exhibit 8.1(i)(B) and MaryJeanne Egleston and Christopher Brady shall have executed and delivered to the Buyer an employment agreement in the form of Exhibit 8.1(i)(C).

          (j) Each of the Sellers shall have signed and delivered to the Buyer a letter addressed to the customers of each of the Sellers in the form of
     Exhibit 8.1(j) hereto advising such customers of the sale by the Sellers to the Buyer of the Business.

          (k) Each of the Sellers shall have signed and delivered to the Buyer an assignment of each of the Leases, with the appropriate consent of landlord attached thereto, in the form of Exhibit 8.1(k).

          (l) There shall be no order, decree or injunction of a court of competent jurisdiction or other Governmental Entity that prevents the consummation of the transactions contemplated by this Agreement or Proceeding that threatens to prevent such transactions.

          (m) The Sellers and Shareholders shall produce evidence satisfactory to Buyer that Section 7.10 has been complied with.

          (n) The Sellers shall have filed, or caused to be filed, with the New York Secretary of State and the New York Superintendent of Insurance (as well as with the Secretary of State and Commissioner or Superintendent of Insurance of such jurisdictions in which any of the Sellers are qualified or are operating as a foreign corporation) an amendment to the Certificate of Incorporation or equivalent document of each of the Sellers changing each of the

     Sellers' names to a name which does not include the words "Seaman", "Ross", "Wiener", "AMSCO", "Coverage" or "D.S.I.". The Sellers also deliver to the Buyer consent letters, consenting to the Buyer's use of the names "Seaman, Ross & Wiener, Inc.", "SRW", "AMSCO Coverage Corp." and "D.S.I. Associates, Inc.".

     8.2 Conditions Precedent to the Sellers' Obligations to Close. The obligation of the Sellers to consummate the transactions contemplated hereby is subject to the satisfaction prior to or on the Closing Date of each of the following conditions; provided, however, that the Sellers shall have the right to waive all or any part of each such condition, and to close the transactions contemplated hereby without, however, releasing the Buyer from any covenant, obligation, agreement or condition contained herein or from any liability for any loss or damage sustained by the Sellers by reason of the breach by the Buyer of any covenant, obligation, agreement or condition contained herein, by reason of any misrepresentation made by the Buyer; and provided further, however, that the Sellers' participation in the Closing shall not in any way be deemed to be a waiver of any claim it may have hereunder for any breach of any representation, warranty, covenant or agreement:

          (a) The representations and warranties of the Buyer contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of a specific date, which shall be true and correct in all material respects as of such date.

          (b) The covenants and agreements contained in this Agreement to be complied with by the Buyer on or before the Closing Date shall have been complied with or performed in all respects.

          (c) The Sellers shall have received a certificate dated the Closing Date and executed by an officer of the Buyer, certifying to the satisfaction of the conditions referred to in Sections 8.2(a) and (b).

          (d) The Sellers shall have received a certificate of the Secretary of the Buyer (the "Buyer Secretary's Certificate") certifying the resolutions duly and validly adopted by the Buyer evidencing its authorization of the execution and delivery of this Agreement and the other Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby, and the names and signatures of the officers of the Buyer authorized to sign this Agreement and the other Transaction Documents to be delivered hereunder.

          (e) [Intentionally Omitted.]

          (f) The form and substance of all certificates, opinions, consents, instruments and other documents delivered to the Sellers under this Agreement shall be satisfactory in all reasonable respects to the Sellers and its counsel.

          (g) There shall be no order, decree or injunction of a court of competent jurisdiction or other Governmental Entity that prevents the consummation of the transactions contemplated by this Agreement or Proceeding that threatens to prevent such transactions.

          (h) The Sellers shall have received a check in the amount of $1,495,356.80 made payable to the order of D.S.I. for its share of the Purchase Price.

          (i) The Sellers shall have received a check in the amount of $640,867.20 made payable to the order of AMSCO for its share of the Purchase Price.

          (j) The Sellers shall have received 48,780 shares of Common Stock issued to D.S.I. for its share of the Purchase Price.

          (k) The Sellers shall have received 20,906 shares of Common Stock issued to AMSCO for its share of the Purchase Price.

          (l) The Sellers shall have received a check in the amount of $5,871.01 made payable to the order of D.S.I. for its share of the security deposit.

          (m) The Sellers shall have received a check in the amount of $2,516.15 made payable to the order of AMSCO for its share of the security deposit.

          (n) The Sellers and the Shareholders shall have received executed employment agreements for each of DS, AS, MaryJeanne Egleston and Christopher Brady.

          (o) The Sellers and the Shareholders shall have received payment to DS, AS, MaryJeanne Egleston and Christopher Brady of the consideration for the restrictive covenants in their respective employment agreements.

9. [Intentionally Omitted].

10. Survival of Representations and Warranties, Rights and Obligations Subsequent to Closing.

     10.1 Survival of Representations and Warranties of the Sellers and the Shareholders. Notwithstanding any right of the Buyer fully to investigate the affairs of the Sellers and the Shareholders and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer has the right to rely fully upon the representations and warranties of the Sellers contained in this Agreement or in any other

Transaction Document. All such representations and warranties shall survive the execution and delivery of this Agreement and the Closing hereunder and shall thereafter continue in full force and effect until the third anniversary of the Closing Date, and the Sellers' and the Shareholders' liability in respect of any breach of any such representation or warranty shall terminate on the third anniversary of the Closing Date, except for liability with respect to which notice shall have been given on or prior to such date to the party against which such claim is asserted pursuant to Section 11.3, which such liability shall remain an obligation of the party against whom such claim is asserted. The foregoing notwithstanding, the representations and warranties contained in Sections 5.3, 5.12 and 5.14 shall survive the Closing and the Sellers' and the Shareholders' liability in respect of any breach thereof shall continue until 60 days after all liability relating thereto is barred by all applicable statutes of limitation, except for liability with respect to which notice shall have been given on or prior to such date to the party against which such claim is asserted pursuant to Section 11.3, which such liability shall remain an obligation of the party against whom such claim is asserted.

     10.2 Survival of Representations and Warranties of the Buyer. The Sellers and the Shareholders have the right to rely fully upon the representations and warranties of the Buyer contained in this Agreement or in any other Transaction Document. All such representations and warranties shall survive the execution and delivery of this Agreement and the Closing hereunder and shall thereafter continue in full force and effect until the third anniversary of the Closing Date, and Buyer's liability in respect of any breach of any such representation or warranty shall terminate on the third anniversary of the Closing Date, except for liability with respect to which notice shall have been given on or prior to such date to the party against which such claim is asserted pursuant to Section 11.3, which such liability shall remain an obligation of the party against whom such claim is asserted. The foregoing notwithstanding, the representations and warranties contained in Section 6.2 shall survive the Closing and the Buyer's liability in respect of any breach thereof shall continue until 60 days after all liability relating thereto is barred by all applicable statutes of limitation, except for liability with respect to which notice shall have been given on or prior to such date to the party against which such claim is asserted pursuant to Section 11.3, which such liability shall remain an obligation of the party against whom such claim is asserted.

     10.3 Collection of Assets. Subsequent to the Closing, the Buyer shall have the right and authority to collect all items transferred to it by the Sellers, and each of the Sellers agrees that it will promptly transfer or deliver to the Buyer from time to time, any cash or other property that any of the Sellers may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, or any other item required to be transferred to the Buyer pursuant to this Agreement.

     10.4 Payment of Debts. The Sellers shall, after the Closing, pay all debts and obligations of each of the Sellers to any brokers in the ordinary course of business consistent with past practice.

     10.5 Collection of Accounts Receivable.

          (a) Accounts receivable arising out of services performed by any of the Sellers prior to the Effective Date ("Sellers' Receivables") shall remain the sole and exclusive property of the Sellers. Without limiting the generality of the foregoing, the Sellers shall have the right to settle or compromise Sellers' Receivables subject to approval of the Buyer, which shall not be unreasonably withheld; provided, however, that no suit or other action by the Sellers with respect to Sellers' Receivables may be taken without the Buyer's approval, which it may withhold in its sole and absolute discretion.

          (b) The Buyer agrees to deliver to the Sellers at such addresses or in such bank depositaries as the Sellers may designate from time to time (at the close of business on the last business day of each week during the one hundred eighty (180) day period following the Closing and thereafter monthly on the last business day of each month) all cash, checks, money orders and other instruments received by the Buyer representing payment of Sellers' Receivables. If the Buyer shall determine, in good faith, that any portion of such instruments so remitted represents amounts due to the Buyer for services rendered to the remitting customers on or after the Effective Date, the Buyer shall deliver to the Sellers a memorandum setting forth such allocation. The Buyer agrees, except to the extent any customers shall otherwise specifically identify a payment in writing, to credit all payments to the oldest balances outstanding from such customers.

          (c) In the event of non-payment by a customer of a receivable which is in part a Sellers' Receivable and in part a receivable of the Buyer, the parties will cooperate in good faith with respect to the settlement, compromise or collection thereof, and should the parties determine jointly to commence a suit or other legal proceeding to enforce the same, any resulting judgment or settlement, and any related court costs, attorneys' fees and other costs of collection to the extent not collected from the defendant shall be paid to and borne by the Sellers and the Buyer pro rata in proportion to the respective unpaid amount payable to each.

     10.6 Letters to Customers. In addition to the letters to the customers of each of the Sellers advising such customers of the sale of the Business by the Sellers to the Buyer, which letters each of the Sellers are required to sign and deliver to the Buyer on or prior to the Closing Date, pursuant to Section 8.1(j), each of the Sellers agrees to cooperate fully with the Buyer at no cost to the Sellers after the Closing in the drafting, signing, delivering and sending out of follow-up letters to the customers of each of the Sellers.

11. Indemnification.

     11.1 Indemnification by the Sellers and the Shareholders. Subject to the limitations contained in Section 10, the Sellers and the Shareholders shall jointly and severally indemnify and defend the Buyer and each of its officers, directors, employees, shareholders, agents, advisors or representatives (each, a "Buyer Indemnitee") against, and hold each Buyer Indemnitee harmless from, any loss, liability, obligation, deficiency, damage or expense including, without limitation, interest, penalties, reasonable attorneys' fees and disbursements (collectively, "Damages"), that any Buyer Indemnitee may suffer or incur in any action or proceeding commenced in connection with the following (whether or not in connection with any third party claim):

          (a) any breach of any representation or warranty made by the Sellers or any Shareholder contained in this Agreement or in any other Transaction Document;

          (b) either the Sellers' or any Shareholder's failure to perform or to comply with any covenant or condition required to be performed or complied with by the Sellers or the Shareholders contained in this Agreement or in any other Transaction Document; or

          (c) the ownership or operation of the Business or Acquired Assets prior to the Closing Date, including payment of liabilities in accordance with Section 2.1.

     11.2 Indemnification by the Buyer. Subject to the limitations contained in
Section 10, the Buyer shall indemnify and defend the Sellers and the Shareholders and each of the Sellers' officers, directors, employees, shareholders, agents, advisors or representatives (each, a "Sellers Indemnitee") against, and hold each Sellers Indemnitee harmless from, any Damages that such Sellers Indemnitee may suffer or incur in any action or proceeding commenced in connection with the following (whether or not in connection with any third party claim):

          (a) any breach of any representation or warranty made by the Buyer contained in this Agreement or in any other Transaction Document;

          (b) the Buyer's failure to perform or to comply with any covenant or condition required to be performed or complied with by the Buyer contained in this Agreement or in any other Transaction Document; or

          (c) the ownership or operation of the Business or Acquired Assets after the Closing Date.

     11.3 Indemnification Procedures.

          (a) Promptly after notice to an indemnified party of any claim or the commencement of any Proceeding, including any Proceeding by a third party, involving any Damage referred to in Sections 11.1 or 11.2, such indemnified party shall, if a claim for indemnification in respect thereof is to be made against an indemnifying party pursuant to this Section 11, give written notice to the latter of the notice of such claim or the commencement of such Proceeding, setting forth in reasonable detail the nature thereof and the basis upon which such party seeks indemnification hereunder; provided, however, that the failure of any indemnified party to give such notice shall not relieve the indemnifying party of its obligations under such Section, except to the extent that the indemnifying party is actually prejudiced by the failure to give such notice.

          (b) (i) In the case of any Proceeding by a third party against an indemnified party, if the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party therefor, the indemnifying party will be entitled to assume the defense thereof (at the expense of the indemnifying party), with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying party to the indemnified party of its acknowledgment of liability and assumption of the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof (but the indemnified party shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the indemnified party as a result of any settlement or compromise thereof that is effected by the indemnified party (without the written consent of the indemnifying party), except as provided in Section 11.3(b)(ii) below.


          (c) Each of the indemnifying and indemnified party shall cooperate fully with the other in the defense of any Proceeding hereunder, including without limitation, appearing and giving testimony, producing documents and other tangible evidence, allowing the other party access to the books and records of such party and otherwise assisting the other party in conducting such defense. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or Proceeding. Provided that proper notice is duly given, if the indemnifying party shall fail promptly and diligently to properly assume the defense thereof, then the indemnified party may respond to, contest and defend against such Proceeding and may make in good faith any compromise or settlement with respect thereto, and recover from the indemnifying party the entire cost and expense thereof including, without limitation, reasonable attorneys' fees and disbursements and all amounts paid or foregone as a result of such Proceeding, or the settlement or compromise thereof. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred.

          (d) Any notice of a claim hereunder which does not involve a third party shall include a statement in prominent and conspicuous type, that if the indemnifying party does not dispute its liability to the indemnified party with respect to such claim by notice to the indemnified party prior to the expiration of a 45 calendar day period following the indemnifying party's receipt of notice of such claim, the claim will be conclusively deemed a liability of the indemnifying party. If the indemnifying party does not notify the indemnified party prior to the expiration of a 45 calendar day period following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under this Agreement, such claim specified by the indemnified party in such notice will be conclusively deemed a liability of the indemnifying party under this Agreement and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount is determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiation by the 90th day after notice of such claim was given to the indemnifying party, such dispute will be resolved: (i) by arbitration to be conducted by a single arbitrator pursuant to the Rules of the American Arbitration Association, which arbitration shall be conducted in New York, New York, or (ii) by such other methods or procedures as the indemnifying party and the indemnified party mutually agree. If arbitration is used, the parties will complete all submissions to the arbitrator within 45 days of choosing the arbitrator, and the arbitrator will provide a final ruling on each dispute within 30 days of the final submission by the parties. The arbitrator shall award to the party that obtains substantially the relief sought that party's costs and fees, including reasonable attorneys' fees.

     12. Miscellaneous.

     12.1 Transaction Fees and Expenses. Each party hereto shall bear such costs, fees and expenses as may be incurred by it in connection with this Agreement and the transactions contemplated hereby.

     12.2 Notices. Any notice, demand, request or other communication which is required, called for or contemplated to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or a recognized national overnight courier service for next day delivery with receipt therefor, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by facsimile transmission with a written copy thereof sent on the same day by postage paid first-class mail or (c) by personal delivery to such party at the following address:


      To the Buyer:

           Kaye Insurance Associates, Inc.
           122 East 42nd Street
           New York, NY 10168
           Attention Bruce D. Guthart, President & CEO
           Facsimile No.: (212) 986-2278
     with a copy to:

           Kaye Insurance Associates, Inc.
           122 East 42nd Street
           New York, NY 10168
           Attention: Ivy S. Fischer, Esq., General Counsel
           Facsimile No.: (212) 856-9458

     To the Sellers or any Shareholder at:

           130 Crossways Park Drive
           Suite 400
           Woodbury, New York 11797
           Attention: Mr. Chris Brady
           Facsimile No.: (516) 496-4040

     with respect to each of the Sellers and the Shareholders, with a copy to:

           Wachtel & Masyr, LLP
           110 East 59th Street
           New York, New York 10022
           Attention: Jeffrey Strauss, Esq.
           Facsimile No.: (212) 371-0320


or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section. The date of giving or making of any such notice or demand shall be, in the case of clause (a)(i), the date of the receipt, in the case of clause (a)(ii), five business days after such notice or demand is sent, and, in the case of clause
(b), the business day next following the date such notice or demand is sent. A copy of any notice to the Shareholders shall be sent concurrently to the Sellers and a copy of any notice to the Sellers shall be sent concurrently to the Shareholders.

     12.3 Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective unless in writing and signed by or on behalf of the party against whom the same is sought to be enforced.

     12.4 Waiver. No course of dealing of any party hereto, no omission, failure or delay on the part of any party hereto in asserting or exercising any right hereunder, and no partial or single exercise of any right hereunder by any party hereto shall constitute or operate as a waiver of any such right or any other right hereunder. No waiver of any provision hereof shall be effective unless in writing and signed by or on behalf of the party to be charged therewith. No waiver of any provision hereof shall be deemed or construed as a continuing waiver, as a waiver in respect of any other or subsequent breach or default of such provision, or as a waiver of any other provision hereof unless expressly so stated in writing and signed by or on behalf of the party to be charged therewith. The Buyer's receipt of Tax Returns, waiver of bulk sales law, and other waivers and receipt of information contained herein shall not be deemed to waive any of the Buyer's rights under the indemnification provisions of Section 11.

     12.5 Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York without giving effect to principles of conflicts or choice of law thereof.

     12.6 Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York in connection with any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in such District and waives any right to claim that such District may be an inconvenient forum (unless such court lacks jurisdiction with respect to such Proceeding, in which case, each of the parties hereto irrevocably consents to the jurisdiction of the courts of the State of New York in connection with such Proceeding and waives any objection to venue in the State of New York, and agrees that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided by clause (a) of Section 12.2).

     12.7 Remedies. In the event of any actual or prospective breach or default by any party hereto, the other parties shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance. All remedies hereunder are cumulative and not exclusive. Nothing contained herein and no election of any particular remedy shall be deemed to prohibit or limit any party from pursuing, or be deemed a waiver of the right to pursue, any other remedy or relief available now or hereafter existing at law or in equity (whether by statute or otherwise) for such actual or prospective breach or default, including the recovery of damages.

     12.8 Severability. The provisions hereof are severable and if any provision of this Agreement shall be determined to be legally invalid, inoperative or unenforceable in any respect by a court of competent jurisdiction, then the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any such invalid, inoperative or unenforceable provision shall be deemed, without any further action on the part of the parties hereto, amended and limited to the extent necessary to render such provision valid, operative and enforceable.

     12.9 Further Assurances. Each party hereto covenants and agrees promptly to execute, deliver, file or record such agreements, instruments, certificates and other documents and to perform such other and further acts as the other party hereto may reasonably request or as may otherwise be necessary or proper to consummate and perfect the transactions contemplated hereby.

     12.10 Assignment. Except as provided herein, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their heirs and their respective successors and permitted assignees but may not be assigned or transferred by any of the Sellers or the Shareholders.

     12.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

     12.12 No Third Party Beneficiaries. Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest or remedy for the benefit of any Person other than as otherwise provided in this Agreement.

     12.13 Entire Agreement. This Agreement (including all the schedules and exhibits hereto), together with the Exhibits, Schedules, certificates and other documentation referred to herein or required to be delivered pursuant to the terms hereof, contains the terms of the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior agreements, commitments, understandings, discussions, negotiations or arrangements of any nature relating thereto.

     12.14 Presumptions. The parties hereby expressly agree and acknowledge that there shall be no presumption against the party drafting this Agreement in connection with any action, proceeding or claim arising out of or relating to this Agreement in any manner.

     12.15 Headings. The headings contained in this Agreement are included for convenience and reference purposes only and shall be given no effect in the construction or interpretation of this Agreement.

     12.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement to be executed as of the date first written above.

            Sellers:                SEAMAN, ROSS & WIENER, INC.


                                    By: /s/
                                       ------------------------------------
                                       Name:
                                       Title:

                                    AMSCO COVERAGE CORP.


                                    By: /s/
                                       ------------------------------------
                                       Name:
                                       Title:

                                    D.S.I. ASSOCIATES, INC.


                                    By: /s/
                                       ------------------------------------
                                       Name:
                                       Title:


            Buyer:                  KAYE INSURANCE ASSOCIATES, INC.


                                    By: /s/
                                       ------------------------------------
                                       Name:
                                       Title:


            Shareholders:           By: /s/  Alex Seaman
                                       ------------------------------------
                                             Alex Seaman



                                    By: /s/  Douglas Schenendorf
                                       ------------------------------------
                                             Douglas Schenendorf